NEWS RELEASE

Coeur Reports Second Quarter Production Results

Chicago, Illinois - July 9, 2015 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary second quarter production of 4.3 million ounces of silver and 80,855 ounces of gold, or 9.1 million silver equivalent ounces.
Quarterly Production Results
2Q 2015 Operational Results

Second quarter operational highlights for each of the Company's mines are provided below.

Palmarejo, Mexico	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Underground Operations:
Tons mined	172,730	149,150	187,729	169,656	177,359
Average silver grade (oz/t)	3.90	4.34	4.49	4.92	6.15
Average gold grade (oz/t)	0.09	0.07	0.06	0.10	0.11
Surface Operations:
Tons mined	257,862	281,481	320,802	343,001	320,583
Average silver grade (oz/t)	3.47	3.79	2.90	3.09	3.72
Average gold grade (oz/t)	0.03	0.04	0.03	0.03	0.03
Processing:
Total tons milled	435,841	451,918	510,813	518,212	534,718
Average recovery rate – Ag	78.5%	78.7%	80.2%	82.7%	75.6%
Average recovery rate – Au	76.2%	73.9%	78.7%	86.9%	78.9%
Silver production ounces (000's)	1,247	1,354	1,444	1,533	1,761
Gold production ounces	18,127	15,495	15,237	22,514	23,706
Silver-equivalent production ounces (000's)	2,335	2,284	2,358	2,884	3,183

•	Production at Palmarejo continues to transition to higher-margin underground mining at the Guadalupe mine and - beginning in early 2016 - the nearby Independencia deposit.

•	Production from higher-grade areas of the historic underground zones contributed to higher underground gold grades and gold production during the second quarter.

•	Underground mining from Guadalupe is on track to reach 1,500 tons per day in the third quarter.

•	Development rates on the 1,000 meter decline to the high-grade Independencia Este deposit are now accelerating.

•
Higher recovery rates for both silver and gold are expected in the second half of 2015 due to higher expected proportions of Guadalupe ore and sulfide in the mill feed from the historic zones, and from improved process control instrumentation.

Rochester, Nevada	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Tons placed	3,859,965	4,013,879	3,876,944	3,892,421	3,329,582
Average silver grade (oz/t)	0.61	0.74	0.60	0.51	0.58
Average gold grade (oz/t)	0.003	0.004	0.004	0.005	0.003
Silver production ounces (000's)	1,294	1,144	1,170	1,156	1,112
Gold production ounces	16,411	13,721	15,764	11,702	9,230
Silver-equivalent production ounces (000's)	2,279	1,967	2,116	1,858	1,666

•
Silver equivalent production increased 16% compared to the first quarter at Rochester, despite lower grades and a decline in tons placed, as ounces recovered from the Stage III leach pad continue to ramp up.

•	Silver equivalent production is expected to increase by 15% - 30% at 3% - 14% lower unit costs in 2015 compared to 2014.

Kensington, Alaska	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Tons milled	170,649	164,951	167,417	145,097	163,749
Average gold grade (oz/t)	0.18	0.24	0.21	0.23	0.18
Average recovery rate	94.9%	94.8%	94.2%	93.0%	94.5%
Gold production ounces	29,845	33,909	33,533	30,773	28,089

•	Mill throughput averaged a robust 1,875 tons per day during the second quarter, partially offsetting a decline in head grades.

•
Coeur released a re-scoped mine plan for Kensington on April 14, 2015, which reflects the impact of new high-grade mineralization from the Jualin deposit. By 2018 when Jualin is planned to be fully ramped up, Kensington is expected to produce 149,000 gold ounces, up 26% from 2014.

•	Work on the decline into the Jualin deposit is expected to begin this month.

San Bartolomé, Bolivia	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Tons milled	457,232	406,951	454,136	471,938	437,975
Average silver grade (oz/t)	3.73	3.65	3.77	3.70	3.86
Average recovery rate	87.6%	81.6%	88.0%	86.5%	87.5%
Silver production ounces (000's)	1,495	1,213	1,506	1,509	1,481

•	Second quarter throughput, production, grade, and recovery rates all rebounded in the second quarter from a slow start to the year at San Bartolomé mainly caused by heavy rain.

•	Full-year 2015 production, grade, and recovery rates are expected to be similar to 2014 levels.

Wharf, South Dakota	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Tons placed	887,409	415,996	—	—	—
Average gold equivalent grade (oz/t)	0.025	0.020	—	—	—
Gold equivalent production ounces	16,794	6,609	—	—	—

•	The second quarter was the first full quarter of operating results since the acquisition of Wharf closed on February 20, 2015.

•	Higher gold grades and higher gold production are expected in the second half of 2015. For the full year, Wharf is expected to produce 74,000 - 78,000 gold equivalent ounces.

Endeavor, Australia	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014
Silver production ounces (000's)	204	133	191	141	111

•	Silver production received from the Company's silver stream from the Endeavor mine in Australia increased by 53% in the second quarter.
2015 Production Outlook
Coeur's 2015 total silver and gold production guidance is unchanged as shown below.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent
Palmarejo	3,900 - 4,300	55,000 - 65,000	7,200 - 8,200
San Bartolomé	5,800 - 6,100	—	5,800 - 6,100
Rochester	4,700 - 5,000	55,000 - 65,000	8,000 - 8,900
Endeavor	400 - 600	—	400 - 600
Kensington	—	110,000 - 115,000	6,600 - 6,900
Wharf	—	74,000 - 78,000	4,440 - 4,680
Total	14,800 - 16,000	294,000 - 323,000	32,440 - 35,380

Financial Results and Conference Call
Coeur will report its full operational and financial results for the second quarter 2015 on August 4, 2015 after the New York Stock Exchange closes for trading. There will be a conference call on August 5, 2015 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining, Inc.

The conference call and presentation will also be webcast on the Company’s website www.coeur.com.
Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and

Chief Operating Officer, Hans Rasmussen, Vice President of Exploration, Joe Phillips, Senior Vice President and Chief Development Officer, and other members of management.
A replay of the call will be available through August 19, 2015.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 68 701
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with five precious metals mines in the Americas employing approximately 2,100 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, the Zaruma mine in Ecuador, and the Correnso mine in New Zealand. In addition, the Company has two silver-gold exploration projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, margins, mine plans, recovery rates, unit costs, operations at Palmarejo, the re-scoped mine plan at Kensington, and development efforts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.
Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5842
www.coeur.com